Exhibit 99.1

                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE



                  ORPHAN MEDICAL REPORTS FIRST-QUARTER RESULTS
               -LOWERS 2003 GUIDANCE BASED ON INITIAL XYREM SALES-
                            -SHARPENS FOCUS ON XYREM-

MINNEAPOLIS - April 30, 2003 - Orphan Medical, Inc. (Nasdaq: ORPH) today announced results for the first quarter ended March 31, 2003. The Company reported first-quarter revenue of $4.6 million, a 24 percent increase from $3.7 million reported in the first quarter of 2002. Orphan Medical reported a net loss to common shareholders of $4.1 million, or $0.39 per share, compared to a net loss of $1.2 million, or $0.11 per share, in the first quarter of 2002.

Development expenses increased to $1.7 million for the quarter ended March 31, 2003, compared to $1.1 million in the prior year. The increase reflects increased spending related to an ongoing clinical trial, post-approval trials, and the initiation of the EXCEEDS trial. Development expense decreased from $2.0 million in the fourth quarter of 2002 which included the purchase and packaging of clinical trial materials for the EXCEEDS trial. Sales and marketing expenses increased to $4.2 million from $2.0 million in first quarter of 2002 due to expenses associated with the commercialization of Xyrem. First-quarter sales and marketing spending decreased from $5.3 million in the fourth quarter of 2002 when commercial activities were initiated to support the Xyrem launch. General and administrative expenses increased to $1.8 million in the quarter ended March 31, 2003, compared to $1.1 million for the same period in 2002 due to additional staffing and other infrastructure expenses. General and administrative costs declined from fourth quarter of 2002 due to non-recurring expenses associated with Xyrem.

As of March 31, the Company had $4.2 million of available funds, including its line of credit. The Company used approximately $4.5 million of cash during the quarter, compared to $5.9 million in the fourth quarter of 2002. First quarter operating expenses declined following the fourth quarter 2002 launch of Xyrem.

XYREM FOR CATAPLEXY
As of March 31, 2003 more than 500 physicians had written Xyrem prescriptions for 1,250 patients. Overall patient and physician satisfaction with Xyrem continues to be very strong and third-party reimbursement has been high.

"The breadth of prescribers trying Xyrem in patients is significant," said John
H. Bullion, Orphan Medical Chief Executive Officer. "Our market research indicates that most physicians are prescribing Xyrem first for patients suffering from severe cataplexy and intend to treat patients with mild and moderate cataplexy once they have greater experience with Xyrem. Prescribers also indicate that they evaluate patients for Xyrem treatment when they come in for regularly scheduled appointments rather than asking patients to come in for a separate visit. These factors have delayed the anticipated uptake of Xyrem and we are therefore revising revenue guidance for Xyrem to be in the range of $4.5
- $6.0 million for 2003. Based on

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continued positive feedback from physicians and patients, we remain confident that Xyrem will become the first line treatment for cataplexy."

Mark Perrin, Executive Vice President, Chief Commercial Officer added, "We expect the higher level of marketing and sales activities in the second quarter to drive increased prescribing breadth and depth in the second half of 2003 and into 2004. Three major medical meetings, supported by expanded local medical education programs, will occur in the second quarter. The Associated Professional Sleep Societies (APSS) meeting, attended by most sleep specialists in the United States, occurs in June."

The Company reaffirmed its estimate of the total cataplexy market to be in excess of $125 million annually. Cataplexy is a debilitating symptom of narcolepsy, affecting sixty to ninety percent of the 140,000 Americans with narcolepsy. It involves the sudden partial or total loss of muscle tone, usually triggered by strong emotions such as laughter, anger, or surprise.

XYREM FOR ADDITIONAL INDICATIONS
Bullion continued, "There is considerable physician interest in Xyrem as a treatment for the full range of narcolepsy symptoms including its effect on sleep architecture. We have two Phase III trials underway to assess the use of Xyrem as a treatment for the most common symptom of narcolepsy, excessive daytime sleepiness (EDS). Based on previous clinical data we anticipate that Xyrem will be effective in the treatment of EDS allowing Xyrem to be used as the foundation for the treatment of narcolepsy."

Patient enrollment for the first of the EDS trials, SXB-15, is 65 percent complete and patient enrollment is expected to be completed by year-end. The second EDS trial, known as the EXCEEDS trial, has been initiated. Patient enrollment has begun and clinical trial supplies have been shipped to the first nine of fifty sites. This trial is scheduled for completion in the first quarter of 2004. Orphan Medical plans to include both of these trials in a supplemental NDA filing in mid-2004.

The Company also intends to initiate a clinical trial to explore the effectiveness of Xyrem in the treatment of fibromyalgia during the second half of 2003. The Company is forming a Scientific Advisory Board to consult on protocol development and clinical endpoints.

     OTHER MARKETED PRODUCTS
First-quarter revenues of Busulfex(R) (busulfan) Injection grew approximately 32 percent in the United States and Canada compared to 2002. Busulfex, which is used in preparative regimens for bone marrow transplantation, increased its market share to 55 percent in transplants where busulfan-based regimens are used.

The number of institutions using Antizol(R) (fomepizole) Injection continued to grow and unit sales increased by nearly ten percent over the prior year. As of March 31, over one-third of all U.S. hospitals with emergency departments have purchased Antizol, an antidote for suspected or confirmed ethylene glycol or methanol poisoning.

     NEW PRODUCT OPPORTUNITIES
Formulation development is continuing for Butamben, a product with demonstrated efficacy in the management of pain in malignancy. The Company will present existing data and its clinical development plan to the Food and Drug Administration at a meeting to be scheduled in the third quarter. The Company is also investigating the potential of two new chemical entities that are GHB analogues in early pre-clinical studies.

     OUTLOOK
"Given the adjusted Xyrem forecast, we are revising our 2003 revenue guidance to between $20 and $23 million," said Bullion. "We remain committed to building a specialty pharmaceutical company with an expanded presence in the sleep and CNS areas. We plan to obtain the capital necessary to realize the full potential of Xyrem in a manner that involves little or no dilution. As first steps in this process, we are divesting Sucraid and continuing Xyrem licensing negotiations for markets outside the U.S."

The sale of Sucraid(R) (sacrosidase) oral solution will provide a $1.5 million upfront payment and royalties based on future revenues. The purchaser will continue to serve patients who use Sucraid to treat sucrase-isomaltase deficiency, a rare metabolic disorder. The Company also announced that it will sell Elliotts B(R) Solution. Proceeds from this sale will not be significant.

The Company stated discussions are ongoing with companies interested in licensing Xyrem for registration and marketing in Europe, Japan and other Asian markets. The Company believes an agreement with a European partner could occur in mid-2003. Such an agreement is expected to involve upfront and milestone payments as well as revenue sharing.

     CONFERENCE CALL
The Orphan Medical 2003 First Quarter Conference Call will be broadcast live over the Internet on Wednesday, April 30 at 10:00 a.m. (EST). The call will be hosted by John H. Bullion, Chief Executive Officer and Chairman of Orphan Medical. To access the Webcast, go to the investor section of the Orphan Medical Web site at http://www.orphan.com and click on the Webcast icon. A replay of the Webcast will be available at the same address for two weeks.


                                             -Tables Follow-

CONDENSED STATEMENTS OF
OPERATIONS

                                                       (Unaudited)
                                              Three Months Ended March 31,
                                                  2003            2002
                                                  ----            ----
(000s, except per share and share data)
Net sales                                      $    4,568      $    3,682
Cost of sales                                         747             534
                                               ----------      ----------
Gross profit                                        3,821           3,148
Operating expenses:
Development                                         1,697           1,077
Sales & marketing                                   4,160           2,020
General & administrative                            1,826           1,068
                                               ----------      ----------
 Total operating expenses                           7,683           4,165
                                               ----------      ----------
Loss from operations                               (3,862)
                                                                   (1,017)
Other income: net interest income                       8              84
                                               ----------      ----------
Net loss                                           (3,854)           (933)
Less: Preferred stock dividend                       (234)           (225)
                                               ----------      ----------
Net loss applicable to common shareholders     $   (4,088)     $   (1,158)
                                               ==========      ==========
Net loss per share (a)                         $    (0.39)     $    (0.11)
                                               ==========      ==========
Average number of shares outstanding           10,472,263      10,282,223
                                               ==========      ==========

(a) Basic and diluted loss per share amounts are identical

SELECTED BALANCE SHEET DATA
                                                       (Unaudited)
                                                March 31,    December 31,
                                                  2003            2002
                                                  ----            ----
ASSETS
Cash, Cash Equivalents and Investments         $    2,413      $    6,921
Other assets                                        6,885           6,218
                                               ----------      ----------
Total assets                                   $    9,298      $   13,139
                                               ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities                            $    5,153      $    5,311
Non-Current Liabilities                                74              78

Shareholders' Equity                                4,071           7,750
                                               ----------      ----------
Total liabilities and shareholders' equity     $    9,298      $   13,139
                                               ==========      ==========

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon diseases treated by specialist physicians. Orphan Medical's Internet Web site address is http://www.orphan.com


CONTACT:       Tim McGrath (CFO)                              (952) 513-6900
               David Folkens (Corporate Communications)       (952) 513-6994


                                       ###

The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical's most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.